Exhibit 10.2

July 26, 2016

Richard Eberly

1042 River Forest Drive

Maineville, OH 45039

Dear Rick:

We look forward to your continued success and contributions to Meridian and are very pleased to offer you the position of President, Chief Commercial Officer. Details of your promotion are as follows:

Effective date: August 1, 2016

Salary: Your salary will be $400,000 which is $15,384.61 per pay period.

Bonus Level: Your new bonus will be at Level 6 (see attachment).

Employee Stock Options: We are pleased to grant you an Option for 20,000 shares of Common Stock of Meridian under our 2012 Stock Incentive Plan. A copy of this Plan will be made available to you.

Supplemental Retirement: In your new role you will receive an award of SERP valued at $2,500 per month for 10 years with 4 year cliff vesting.

Long-Term Equity Incentive: In your new role, you will be eligible for time-based and performance based equity awards at the next grant date, typically in November of each year. The form of the award may be stock options, restricted stock or a combination of each. The form of the award, and the number of shares, is determined annually by the Compensation Committee of the Board of Directors.

Change in Control Agreement: You will be eligible for double-trigger protection for Change-in-Control events, by policy. In addition, per policy, you will receive employment protection in the event a new CEO is hired and your job duties are materially diminished.

Term Life Insurance: Your company sponsored Term Life Insurance will remain at three times your salary not to exceed $750,000. According to the Internal Revenue Code 79, any employer paid life insurance exceeding $50,000 is considered “imputed income” and will be included as gross income on your W-2.

All other elements of your compensation and benefits will remain the same.

This is well deserved and a testament to the hard work and passion you showed in your most recent role.

Wishing you much success!

Sincerely,

/s/ John A. Kraeutler

John A. Kraeutler
Chief Executive Officer

Accepted by:	Date:

/s/ Richard L. Eberly	7-27-16